Exhibit 99.1

LiqTech International Announces the Appointment of Richard Meeusen to its Board of Directors

BALLERUP, Denmark, Aug 27, 2020. LiqTech International, Inc. (Nasdaq: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, is pleased to announce the appointment of Richard Meeusen to its Board of Directors, effective today.

Mr. Meeusen most recently served as President, Chief Executive Officer and Chairman of Badger Meter, Inc., a publicly traded international manufacturer and seller of flow measurement equipment, primarily to the water industry. Mr. Meeusen retired as Chief Executive Officer on December 31, 2018 after serving 17 years as the company's Chief Executive Officer and retired as Chairman on December 31, 2019. Prior to Badger Meter, Mr. Meeusen was Chief Financial Officer of Zenith Sintered Products and before that worked for Arthur Andersen & Co as a Senior Manager. In addition to his board service at Badger Meter, Mr. Meeusen has served as a director of Menasha Corporation, a $2 billion privately-held packaging and display equipment company since 2008. He also previously served 8 years on the board of Serigraph Corporation, a privately held printing company. In 2007, Mr. Meeusen founded The Water Council, a 180-member company industry trade group where he still serves as a director.

Sune Mathiesen, CEO of LiqTech, commented, "Rich joins our board at an important time, as LiqTech International addresses challenges and opportunities within its core marine scrubber market and other new markets and applications for the company's silicon carbide membrane systems and filters. Rich brings meaningful relevant experience in the water industry and in developing technology growth businesses. We are delighted to have Rich join the board and look forward to his contributions."

About LiqTech International, Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that provides state-of-the-art ceramic silicon carbide filtration technologies for gas and liquid purification. LiqTech's silicon carbide membranes are designed to be used in the most challenging water purification applications and its silicon carbide filters are used to control diesel exhaust soot emissions. Using nanotechnology, LiqTech develops products using its proprietary silicon carbide technology, resulting in a wide range of component membranes, membrane systems and filters for both microfiltration and ultrafiltration applications. By incorporating LiqTech's SiC liquid membrane technology with the Company's extensive systems design experience and capabilities, LiqTech offers unique, turnkey solutions for the most difficult water purification applications.

For more information, please visit www.liqtech.com

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For Immediate Release

Company Contact:

Sune Mathiesen, Chief Executive Officer

LiqTech International

Phone: +45 5197 0908
sma@liqtech.com

Investor Contact:

Robert Blum

Lytham Partners, LLC

Phone: (602) 889-9700
liqt@lythampartners.com